Exhibit 107

Form S-8

(Form Type)

Equinor ASA

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type (1)	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares of Equinor ASA, nominal value of NOK 2.50 each	Rule 457(c)	8,000,000.00	$28.30	$226,400,000.00	$92.70 per $1,000,000	$20,987.28

Total Offering Amounts					$226,400,000		$20,987.28

Total Fee Offsets							$0.00

Net Fee Due							$20,987.28

1.

American Depositary Receipts evidencing American Depositary Shares (“ADS”) issuable on deposit of Ordinary Shares have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-229229).

2.

The amount of Ordinary Shares being registered with respect to the Equinor US Holdings Inc. Employee Share Purchase Plan represents the estimated maximum aggregate amount issuable to the Registrant’s employees in the United States pursuant to such plan.

3.

Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the average of the high and low prices of the ADS as reported on the New York Stock Exchange on February 2, 2022.